FOR IMMEDIATE RELEASE

Equinix Reports First-Quarter Results
and Raises Full-Year Financial Outlook
•Grew monthly recurring revenue 12% on an as-reported basis and 10% on a normalized and constant currency basis year over year
•Delivered largest first-quarter annualized gross bookings in company's history, leading to a record backlog
•Increased stabilized assets' revenues 9% on an as-reported basis and 6% on a constant currency basis year over year, and continued to generate attractive 26% cash-on-cash returns
•Raising full-year financial outlook across key metrics

REDWOOD CITY, Calif. - April 29, 2026 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended March 31, 2026.
“Our results reflect continued strength across the business. We delivered double-digit recurring revenue growth whilst improving our margins as we capitalise on robust customer demand for our AI, cloud and networking solutions,” said Adaire Fox-Martin, CEO and President, Equinix. “We are raising our 2026 financial outlook based on the underlying strength of our Q1 performance and disciplined execution by our teams. The essential infrastructure we provide is enabling companies to accelerate innovation and enhancing our market position.”

First-Quarter 2026 Results Summary
•Revenues
◦$2.444 billion, a 10% increase over the same quarter of the previous year on an as-reported basis, or an 8% increase on a normalized and constant currency basis
•Operating Income
◦$577 million, a 26% increase over the same quarter of the previous year, primarily from strong underlying operating performance
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$415 million, a 21% increase over the same quarter of the previous year, primarily from higher operating income
◦$4.20 per share, a 20% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.245 billion, a record adjusted EBITDA margin of 51%, a 17% increase over the same quarter of the previous year on an as-reported basis, or a 13% increase on a normalized and constant currency basis
•AFFO and AFFO per Share
◦$1.065 billion, a 12% increase over the same quarter of the previous year on an as-reported basis, or an 11% increase on a normalized and constant currency basis driven by strong operating performance
◦$10.79 per share, a 12% increase over the same quarter of the previous year on an as-reported basis, or a 10% increase on a normalized and constant currency basis
Q1 results do not include the xScale® Hampton lease transaction. Adjusting for the timing of that deal, Q1 results were above the midpoint of the company's Q1 guidance ranges.
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
All per-share results are presented on a fully diluted basis.
2026 Annual Guidance Summary
(in millions, except per share data)

	Prior FY 2026 Guidance	Guidance Adjustment	Foreign Exchange Impact	Revised FY 2026 Guidance	Q2 2026 Guidance
Revenues	$10,123 - 10,223	+$20	+$1	$10,144 - 10,244	$2,571 - 2,611
Adjusted EBITDA Adjusted EBITDA Margin %	$5,141 - 5,221 ~51%	+$23	+$1	$5,165 - 5,245 ~51%	$1,349 - 1,389 52 - 53%
Recurring Capital Expenditures % of Revenues	$270 - 290 ~3%	+$11	($1)	$280 - 300 ~3%	$46 - 66 2 - 3%
Non-recurring Capital Expenditures (Excludes xScale and Land Acquisitions)	$3,385 - 3,865	+$188	($13)	~$3,800
AFFO	$4,158 - 4,238	+$40	($0)	$4,198 - 4,278
AFFO per Share (Diluted)	$41.93 - 42.74	+$0.38	($0.00)	$42.31 - 43.11
Expected Cash Dividends	~$2,036	+$1	$0	~$2,037
Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and other components of net income or loss from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.
For the second quarter of 2026, the company expects revenues to range between $2.571 and $2.611 billion, an increase of 6% at the midpoint over the previous quarter, on both an as-reported and a normalized and constant currency basis. This guidance includes a $6 million foreign currency benefit when compared to the average FX rates in Q1 2026. Adjusted EBITDA is expected to range between $1.349 and $1.389 billion. This guidance includes a $4 million foreign currency benefit when compared to the average FX rates in Q1 2026. Recurring capital expenditures are expected to range between $46 and $66 million.
For the full year of 2026, total revenues are expected to range between $10.144 and $10.244 billion, an increase of approximately 10 - 11% over the previous year on both an as-reported and a normalized and constant currency basis. This guidance includes a $21 million raise from better-than-expected Q1 operating performance. It also includes a minimal foreign currency benefit when compared to prior guidance. Adjusted EBITDA is expected to range between $5.165 and $5.245 billion, reflecting an adjusted EBITDA margin of 51%, an approximate +2% expansion over the previous year. This guidance includes a $24 million raise from better-than-expected Q1 operating performance. It also includes a minimal foreign currency benefit when compared to prior guidance. AFFO is expected to range between $4.198 and $4.278 billion, an increase of 12 - 14% over the previous year on an as-reported basis, or 10 - 12% on a normalized and constant currency basis. This guidance includes a $40 million raise from better-than-expected Q1 operating performance. This guidance also includes a minimal foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $42.31 and $43.11, an increase of 10 - 12% over the previous year on an as-reported basis, or 9 - 11% on a normalized and constant currency basis. Total capital expenditures are expected to be approximately $4.100 billion. Non-recurring capital expenditures, excluding on-balance sheet xScale-related spend, are expected to be approximately $3.800 billion. Recurring capital expenditures are expected to range between $280 and $300 million.
The U.S. dollar exchange rates used for 2026 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.14 to the Euro, $1.31 to the British Pound, S$1.27 to the U.S. Dollar, ¥159 to the U.S. Dollar, A$1.40 to the U.S. Dollar, R$4.97 to the U.S. Dollar, HK$7.83 to the U.S. Dollar and C$1.37 to the U.S. Dollar. The Q1 2026 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Brazilian Real, Hong Kong Dollar, and Canadian Dollar is 20%, 9%, 9%, 5%, 3%, 3%, 2% and 2%, respectively.
Business Highlights
•Delivered $378 million of annualized gross bookings and record annualized presales of approximately $140 million.
•Approximately 60% of the company’s largest deals were AI-related.
•Introduced Equinix Fabric Intelligence™, an industry-leading solution that embeds AI directly into the network to interpret telemetry in real time and autonomously take action to optimize performance and workflows.
•Launched the Distributed AI Hub, a neutral, low-latency on-ramp to AI model companies, GPU clouds, data platforms and security services that enable companies to build their own AI stacks from best-of-breed providers.
•Announced definitive agreement with Canada Pension Plan Investment Board to acquire atNorth, a deal that will further enhance the company’s position in the Nordics and is expected to be immediately accretive to AFFO per share upon close.

•Strengthened position across the AI inferencing ecosystem, with eight of the top 10 AI model providers and four of the top five neoclouds actively expanding with Equinix to enable mission-critical, latency-sensitive elements of their architectures.
•Published 11th annual sustainability report, detailing the significant investments Equinix is making to expand critical energy infrastructure without burdening residential ratepayers while also achieving new levels of energy efficiency and environmental stewardship across the company’s operations.
Q1 2026 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended March 31, 2026, along with its future outlook, in its quarterly conference call on Wednesday, April 29, 2026, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Tuesday, June 30, 2026, by dialing 1-800-308-6785 and referencing the passcode 2026. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix also uses non-GAAP financial measures to evaluate its operations.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. As such, Equinix provides a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies.

Investors should therefore exercise caution when comparing non-GAAP financial measures used by Equinix to similarly titled non-GAAP financial measures of other companies.
Equinix’s primary non-GAAP financial measures include Adjusted EBITDA and Adjusted Funds from Operations (“AFFO”) as described below. Equinix presents these measures to provide investors with additional tools to evaluate its results in a manner that focuses on what management believes to be its core, ongoing business operations. These measures exclude items which Equinix believes are generally not relevant to assessing its long-term performance. Both measures eliminate the impacts of depreciation and amortization, which are derived from historical costs and which Equinix believes are not indicative of current or future expenditures, and other items for which the frequency and amount of charges can vary based on the timing and significance of individual transactions. Equinix believes that presenting these non-GAAP financial measures provides consistency and comparability with past reports and that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the company effectively.
Adjusted EBITDA is used by management to evaluate the operating strength and performance of its core, ongoing business, without regard to its capital or tax structures. It also aids in assessing the performance of, making operating decisions for, and allocating resources to its operating segments. In addition to the uses described above, Equinix believes this measure provides investors with a better understanding of the operating performance of the business and its ability to perform in subsequent periods.
Equinix defines adjusted EBITDA as net income excluding:
•income tax expense
•interest income
•interest expense
•other income or expense
•gain or loss on debt extinguishment
•depreciation, amortization and accretion expense
•stock-based compensation expense
•restructuring and other exit charges, which primarily include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products and other exit activities
•impairment charges
•transaction costs
•gain or loss on asset sales
AFFO is derived from Funds from Operations (“FFO”) calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts. Both FFO and AFFO are non-GAAP measures commonly used in the REIT industry. Although these measures may not be directly comparable to similar measures used by other companies, Equinix believes that the presentation of these measures provides investors with an additional tool for comparing its performance with the performance of other companies in the REIT industry. Additionally, AFFO is a performance measure used in certain of the company’s employee incentive programs, and Equinix believes it is a useful measure in assessing its dividend-paying capacity, as it isolates the cash impact of certain income and expense items and considers the impact of recurring capital expenditures.
Equinix defines FFO as net income attributable to common stockholders excluding:
•gain or loss from the disposition of real estate assets
•depreciation and amortization expense on real estate assets
•adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items
Equinix defines AFFO as FFO adjusted for:
•depreciation and amortization expense on non-real estate assets

•accretion expense
•stock-based compensation expense
•stock-based charitable contributions
•restructuring and other exit charges, as described above
•impairment charges
•transaction costs
•an adjustment to remove the impacts of straight-lining installation revenue
•an adjustment to remove the impacts of straight-lining rent expense
•an adjustment to remove the impacts of straight-lining contract costs
•amortization of deferred financing costs and debt discounts and premiums
•gain or loss from the disposition of non-real estate assets
•gain or loss on debt extinguishment
•an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances, uncertain tax positions and deferred taxes
•recurring capital expenditures, which represent expenditures to extend the useful life of data centers or other assets that are required to support current revenues
•net income or loss from discontinued operations, net of tax
•adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items
Equinix provides normalized and constant currency growth rates for revenues, adjusted EBITDA, AFFO and AFFO per share. These growth rates assume foreign currency rates remain consistent across comparative periods. Revenue growth rates exclude the impact of net power pass-through, acquisitions, divestitures and the Equinix Metal® wind-down. Adjusted EBITDA growth rates exclude the impact of acquisitions, divestitures and integration costs. AFFO growth rates exclude the impact of acquisitions and related financing costs, divestitures, integration costs and balance sheet remeasurements. AFFO per share growth rates exclude the impact of integration costs and balance sheet remeasurements.
Equinix presents cash cost of revenues and cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A). These measures exclude depreciation, amortization, accretion and stock-based compensation, which are not good indicators of Equinix’s current or future operating performance, as described above.
Equinix also presents free cash flow and adjusted free cash flow. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities excluding the net purchases of and distributions from equity investments. Adjusted free cash flow is defined as free cash flow excluding any real estate and business acquisitions, net of cash and restricted cash acquired. These measures are presented in order for lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s cash spending levels relative to its industry sector and competitors.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building and operating IBX® and xScale® data centers, including those related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Recurring revenues	$2,331	$2,294	$2,087
Non-recurring revenues	113	126	138
Revenues	2,444	2,420	2,225
Cost of revenues	1,186	1,198	1,084
Gross profit	1,258	1,222	1,141
Operating expenses:
Sales and marketing	241	234	229
General and administrative	444	481	438
Restructuring and other exit charges	6	16	10
Transaction costs	8	6	6
Impairment charges	2	63	—
(Gain) loss on asset sales	(20)	—	—
Total operating expenses	681	800	683
Income from operations	577	422	458
Interest and other income (expense):
Interest income	41	41	47
Interest expense	(148)	(142)	(122)
Other income (expense)	1	(9)	9
Total interest and other, net	(106)	(110)	(66)
Income before income taxes	471	312	392
Income tax expense	(56)	(48)	(49)
Net income from continuing operations	415	264	343
Net (income) loss attributable to non-controlling interests	—	1	—
Net income attributable to common stockholders	$415	$265	$343
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$4.22	$2.70	$3.52
Diluted EPS	$4.20	$2.69	$3.50
Weighted-average shares for basic EPS (in thousands)	98,392	98,200	97,514
Weighted-average shares for diluted EPS (in thousands)	98,727	98,378	97,887

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$1,362	$1,727
Short-term investments	1,692	1,500
Accounts receivable, net	1,108	1,001
Other current assets	1,184	897
Total current assets	5,346	5,125
Property, plant and equipment, net	24,169	23,584
Operating lease right-of-use assets	1,345	1,392
Goodwill	5,931	5,984
Intangible assets, net	1,258	1,316
Other assets	2,849	2,740
Total assets	$40,898	$40,141
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,321	$1,350
Accrued property, plant and equipment	703	564
Current portion of operating lease liabilities	161	155
Current portion of finance lease liabilities	173	168
Current portion of mortgage and loans payable	16	17
Current portion of senior notes	1,876	1,299
Other current liabilities	288	340
Total current liabilities	4,538	3,893
Operating lease liabilities, less current portion	1,256	1,304
Finance lease liabilities, less current portion	2,126	2,187
Mortgage and loans payable, less current portion	13	686
Senior notes, less current portion	17,715	16,910
Other liabilities	930	983
Total liabilities	26,578	25,963
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	21,858	21,642
Treasury stock	(24)	(24)
Accumulated dividends	(12,707)	(12,202)
Accumulated other comprehensive loss	(1,343)	(1,359)
Retained earnings	6,514	6,099
Total common stockholders' equity	14,298	14,156
Non-controlling interests	(3)	(3)
Total stockholders' equity	14,295	14,153
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$40,898	$40,141

Ending headcount by geographic region is as follows:
Americas headcount	5,964	5,917
EMEA headcount	4,721	4,706
Asia-Pacific headcount	3,132	3,093
Total headcount	13,817	13,716

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	March 31, 2026	December 31, 2025

Finance lease liabilities	$2,299	$2,355

Term loans	1	673
Mortgage payable and other loans payable	28	30
Total mortgage and loans payable principal	29	703

Senior notes	19,591	18,209
Plus: debt issuance costs and debt discounts	165	150
Total senior notes principal	19,756	18,359

Total debt principal outstanding	$22,084	$21,417

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025

Cash flows from operating activities:
Net income	$415	$343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	544	480
Stock-based compensation	128	113
Impairment charges	2	—
(Gain) loss on asset sales	(20)	—
Other operating activities	(3)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(106)	(133)
Income taxes, net	(7)	(2)
Operating lease right-of-use assets	41	42
Operating lease liabilities	(35)	(39)
Accounts payable and accrued expenses	(62)	(149)
Other assets and liabilities	(180)	155
Net cash provided by operating activities	717	809
Cash flows from investing activities:
Purchases of equity investments	(146)	(43)
Distributions from equity investments	—	4
Purchases of short-term investments	(784)	(190)
Maturity of short-term investments	595	—
Real estate acquisitions	(123)	(17)
Purchases of other property, plant and equipment	(1,256)	(750)
Proceeds from sale of assets, net of cash transferred	258	—
Settlement of foreign currency hedges	(3)	32
Net cash used in investing activities	(1,459)	(964)
Cash flows from financing activities:
Proceeds from employee equity programs	49	50
Payment of dividends	(519)	(468)
Proceeds from public offering of common stock, net of issuance costs	—	99
Proceeds from senior notes, net of debt discounts	1,492	370
Repayment of finance lease liabilities	(41)	(32)
Repayment of other debt	(674)	—
Other financing activities	42	(4)
Net cash provided by financing activities	349	15
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(6)	20
Net decrease in cash, cash equivalents and restricted cash	(399)	(120)
Cash, cash equivalents and restricted cash at beginning of period	1,824	3,082
Cash, cash equivalents and restricted cash at end of period	$1,425	$2,962

Free cash flow (1)	$(596)	$(116)

Adjusted free cash flow (2)	$(473)	$(99)

		Three Months Ended
		March 31, 2026	March 31, 2025
(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases of and distributions from equity investments) as presented below:
	Net cash provided by operating activities as presented above	$717	$809
	Net cash used in investing activities as presented above	(1,459)	(964)
	Less purchases of equity investments, net of distributions	146	39
	Free cash flow	$(596)	$(116)

(2)	We define adjusted free cash flow as free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
	Free cash flow (as defined above)	$(596)	$(116)
	Less real estate acquisitions	123	17
	Adjusted free cash flow	$(473)	$(99)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Recurring revenues	$2,331	$2,294	$2,087
Non-recurring revenues	113	126	138
Revenues (1)	2,444	2,420	2,225

Cash cost of revenues (2)	765	773	727
Cash gross profit (3)	1,679	1,647	1,498

Cash operating expenses (4):
Cash sales and marketing expenses	162	160	160
Cash general and administrative expenses	272	301	271
Total cash operating expenses (4)	434	461	431

Adjusted EBITDA (5)	$1,245	$1,186	$1,067

Cash gross margins (6)	69%	68%	67%

Adjusted EBITDA margins (7)	51%	49%	48%

FFO (8)	$758	$625	$647

AFFO (9)(10)	$1,065	$877	$947

Basic FFO per share (11)	$7.70	$6.36	$6.63

Diluted FFO per share (11)	$7.68	$6.35	$6.61

Basic AFFO per share (11)	$10.82	$8.93	$9.71

Diluted AFFO per share (11)	$10.79	$8.91	$9.67

		Three Months Ended
		March 31, 2026	December 31, 2025	March 31, 2025
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:
	Colocation	$731	$711	$636
	Interconnection	251	245	229
	Managed infrastructure	57	59	63
	Other	7	5	3
	Recurring revenues	1,046	1,020	931
	Non-recurring revenues	45	51	70
	Revenues	$1,091	$1,071	$1,001

	EMEA Revenues:
	Colocation	$613	$619	$567
	Interconnection	106	102	87
	Managed infrastructure	41	40	35
	Other	29	28	27
	Recurring revenues	789	789	716
	Non-recurring revenues	38	47	27
	Revenues	$827	$836	$743

	Asia-Pacific Revenues:
	Colocation	$386	$378	$342
	Interconnection	89	86	77
	Managed infrastructure	17	17	17
	Other	4	4	4
	Recurring revenues	496	485	440
	Non-recurring revenues	30	28	41
	Revenues	$526	$513	$481

	Worldwide Revenues:
	Colocation	$1,730	$1,708	$1,545
	Interconnection	446	433	393
	Managed infrastructure	115	116	115
	Other	40	37	34
	Recurring revenues	2,331	2,294	2,087
	Non-recurring revenues	113	126	138
	Revenues	$2,444	$2,420	$2,225

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,186	$1,198	$1,084
	Depreciation, amortization and accretion expense	(405)	(409)	(343)
	Stock-based compensation expense	(16)	(16)	(14)
	Cash cost of revenues	$765	$773	$727

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

		Three Months Ended
		March 31, 2026	December 31, 2025	March 31, 2025
(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$241	$234	$229
	Depreciation and amortization expense	(52)	(50)	(47)
	Stock-based compensation expense	(27)	(24)	(22)
	Cash sales and marketing expense	162	160	160
	General and administrative expense	444	481	438
	Depreciation and amortization expense	(87)	(92)	(90)
	Stock-based compensation expense	(85)	(88)	(77)
	Cash general and administrative expenses	272	301	271
	Cash operating expense	$434	$461	$431

(5)	We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring and other exit charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$415	$264	$343
	Income tax expense (benefit)	56	48	49
	Interest income	(41)	(41)	(47)
	Interest expense	148	142	122
	Other (income) expense	(1)	9	(9)
	Depreciation, amortization and accretion expense	544	551	480
	Stock-based compensation expense	128	128	113
	Restructuring and other exit charges	6	16	10
	Impairment charges	2	63	—
	Transaction costs	8	6	6
	(Gain) loss on asset sales	(20)	—	—
	Adjusted EBITDA	$1,245	$1,186	$1,067
	Americas	516	492	443
	EMEA	424	413	365
	Asia-Pacific	305	281	259
	Adjusted EBITDA	$1,245	$1,186	$1,067

(6)	We define cash gross margins as cash gross profit divided by revenues.

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss attributable to common stockholders, excluding gain or loss from the disposition of real estate assets, depreciation and amortization expense on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$415	$264	$343
	Net (income) loss attributable to non-controlling interests	—	1	—
	Net income (loss) attributable to common stockholders	415	265	343
	Adjustments:

		Three Months Ended
		March 31, 2026	December 31, 2025	March 31, 2025
	Real estate depreciation	351	349	297
	(Gain) loss on disposition of real estate assets	(20)	—	—
	Adjustments for FFO from unconsolidated joint ventures	12	11	7
	FFO attributable to common stockholders	$758	$625	$647

(9)	AFFO is defined as FFO adjusted for depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring and other exit charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$758	$625	$647
	Adjustments:
	Installation revenue adjustment	8	4	2
	Straight-line rent expense adjustment	4	(4)	3
	Contract cost adjustment	(15)	(27)	(7)
	Amortization of deferred financing costs and debt discounts	7	6	5
	Stock-based compensation expense	128	128	113
	Non-real estate depreciation expense	138	142	134
	(Gain) loss on disposition of non-real estate assets	—	—	2
	Amortization expense	52	51	48
	Accretion expense adjustment	3	9	1
	Recurring capital expenditures	(32)	(139)	(26)
	Restructuring and other exit charges	6	16	10
	Transaction costs	8	6	6
	Impairment charges	2	63	—
	Income tax expense adjustment	—	(5)	6
	Adjustments for AFFO from unconsolidated joint ventures	(2)	2	3
	AFFO attributable to common stockholders	$1,065	$877	$947

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,245	$1,186	$1,067
	Adjustments:
	Interest expense, net of interest income	(107)	(101)	(75)
	Amortization of deferred financing costs and debt discounts	7	6	5
	Income tax expense	(56)	(48)	(49)
	Income tax expense adjustment	—	(5)	6
	Straight-line rent expense adjustment	4	(4)	3
	Contract cost adjustment	(15)	(27)	(7)
	Installation revenue adjustment	8	4	2
	Recurring capital expenditures	(32)	(139)	(26)
	Other income (expense)	1	(9)	9
	Adjustments for (gain) loss on asset dispositions	—	—	2
	Adjustments for unconsolidated JVs and non-controlling interests	10	14	10
	AFFO attributable to common stockholders	$1,065	$877	$947

		Three Months Ended
		March 31, 2026	December 31, 2025	March 31, 2025
(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	98,392	98,200	97,514
	Effect of dilutive securities:
	Employee equity awards (in thousands)	335	178	373
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	98,727	98,378	97,887

	Basic FFO per share	$7.70	$6.36	$6.63
	Diluted FFO per share	$7.68	$6.35	$6.61

	Basic AFFO per share	$10.82	$8.93	$9.71
	Diluted AFFO per share	$10.79	$8.91	$9.67